   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000
                          Registration No.  333-_____

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ____________________

                             DCH TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)

                         Delaware                       84-1349374
          -------------------------------            ----------------
          (State or other jurisdiction of            (I.R.S. Employer
          incorporation or organization)             Identification No.)

                            27811 Avenue Hopkins #6
                          Valencia, California 91355
                                (661) 775-8120
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Mr. Ronald Ilsley
              Vice President, Finance and Chief Financial Officer
                             DCH Technology, Inc.
                            27811 Avenue Hopkins #6
                          Valencia, California 91355
                                (661) 775-8120
           (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:

                            Cathryn S. Gawne, Esq.
                           Silicon Valley Law Group
                        152 N. Third Street, Suite 900
                          San Jose, California  95112
                           Telephone: (408) 286-6100
                           Facsimile: (408) 286-1400

Approximate Date of Proposed Sale to Public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
  Title of each class       Amount to be          Proposed               Proposed             Amount of
  of securities to be      registered (1)         maximum                maximum          registration fee
      registered                             offering price per         aggregate
                                                   unit            offering price (1)
----------------------------------------------------------------------------------------------------------
Common Stock,              7,000,000 shares     $ 3.875 (2)        $27,125,000 (2)            $7,161.00
$0.01 par value

      Total                7,000,000 shares                        $27,125,000 (2)            $7,161.00
----------------------------------------------------------------------------------------------------------

(1) Also includes such indeterminate number of shares of Common Stock as may be issued upon exercise of any warrants that provide for exercise into other securities.
(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                    Subject to Completion, December 1, 2000

                          [DCH TECHNOLOGY, INC. LOGO]


            By this Prospectus, we may offer up to 7,000,000 shares
                                    of our
                                 common stock

     Our common stock is listed on the AMEX Stock Market under the symbol "DCH." On November 27, 2000, the closing price of our common stock was $3.875 per share.

                            ______________________

     We will provide the specific terms of the common stock offered in a supplement to this Prospectus. You should read this Prospectus and the supplements carefully before you invest.
                            ______________________

 See "Risk Factors" beginning on page 7 for a discussion of material issues to consider before purchasing our common stock.
                            _______________________

     We may offer the common stock directly or through underwriters, agents or dealers. The supplement will describe the terms of that plan of distribution. "Plan of Distribution" below also provides additional information on this topic.
                            _______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is __________, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About This Prospectus                                                        3
Where You Can Get More Information                                           3
About DCH Technology, Inc.                                                   4
Risk Factors                                                                 7
Use of Proceeds                                                             11
Description of Capital Stock                                                11
Plan of Distribution                                                        12
Legal Matters                                                               14
Experts                                                                     14

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "DCH," "we," "us" and "our" refer to DCH Technology, Inc.

     All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf' registration process. Under this shelf process, we may from time to time offer up to 7,000,000 shares of our common stock, $0.01 par value per share, at prices and on terms to be determined at the time of sale. The common stock offered pursuant to this prospectus may be issued in one or more series of issuances and the aggregate number of shares issued will not exceed 7,000,000.

     Each time we offer this common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

     The registration statement that contains this prospectus (including exhibits to the registration statement) contains additional information about our company and the common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Get More Information". This prospectus may not be used to consummate sales of common stock unless accompanied by a prospectus supplement.

                      WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at www.sec.gov.
            -----------

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on March 30, 2000, as amended by Amendment No. 1, filed on November 30, 2000;

     - Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, filed on May 15, 2000;

     - Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed on August 14, 2000;

     - Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, filed on November 14, 2000;

     - Current Report on Form 8-K, filed on June 7, 2000, as amended on June 26, 2000;

     -    Current Report on Form 8-K, filed on June 9, 2000; and

     - The description of the common stock contained in our Registration Statement on Form SB-2 (No. 333-96509) filed with the SEC under the Securities Act of 1933, as amended.

     You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address: DCH Technology, Inc., 27811 Avenue Hopkins #6, Valencia, California 91355; (661) 775-8120; www.dcht.com.

     This prospectus is a part of a Registration Statement that we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     You should read the entire prospectus and the prospectus supplements carefully.

                          ABOUT DCH TECHNOLOGY, INC.

Our Business

     DCH Technology, Inc. is a leader in hydrogen technology. Our hydrogen sensors and safety systems provide real time monitoring of hydrogen gas for various industries, and our fuel cell products provide clean and reliable power from hydrogen. We seek out patented technologies in our focus areas, secure those patented technologies through licensing agreements with the patent holders and convert the technologies into viable products which we then produce, market and sell.

     Our hydrogen gas sensor products capitalize on the rapidly growing need for regulatory systems to monitor dangerous levels of hydrogen in various industry applications. The current gas sensor market is estimated at $1.1 billion based on an industry study conducted by management and continues to grow as new and innovative uses for these products are found. Because hydrogen is explosive when found in low level concentrations, detecting and regulating the gas in order to activate safety equipment or alarms is a vital step in protecting personnel and avoiding hazardous situations. Our hydrogen sensor equipment offers a fast and reliable safety solution to an increasing number of industries that utilize hydrogen in the production of their own products or that create hydrogen as a byproduct. We have one hydrogen sensor product already on the market and are currently developing a second sensor device.

     Our hydrogen fuel cell products represent an alternative to traditional energy resources, such as oil and gas. Recently, the United States government and major car manufacturers have turned their attention to the need for cleaner, longer lasting and more efficient fuel sources than fossil fuels. We believe that our hydrogen fuel cell technology is the alternative fuel source of the future, not just for automobiles, but for small, portable consumer products as well. Our first two fuel cell products are currently under development and are projected to be ready for the market in approximately 12 to 18 months. Meanwhile, we continue to develop the underlying hydrogen fuel cell technology and to strengthen our relationships with government and corporate partners interested in exploiting this technology.

     We feel that it is important to the growth and success of our company that we establish strategic relationships within the industries that are most in need of our products. By forging these relationships early on we anticipate that that we will be able to penetrate relevant markets and reach higher sales volumes quicker than our competitors. We also have several strategic partners that help in the design and development of the technologies underlying our hydrogen sensor and fuel cell products. These partners include the Department of Energy, Lockheed Martin, Sandia National Laboratory, Oak Ridge National Laboratory, Simon Fraser University, and Los Alamos National Laboratory.

     We commenced initial production of our first hydrogen gas detector product line, the Robust Hydrogen Sensor(TM) product line, in November 1998, and currently offer four hydrogen sensor products. We began to commercialize a low power (up to 10 kWs) fuel cell in 1998, and in March 2000 created a wholly-owned subsidiary, the Enable Fuel Cell Corporation, to focus on this market.

Recent Developments

     Hydrogen Sensors. In the quarter ended September 30, 2000, we designed, assembled and installed a hydrogen safety system on a hydrogen-powered bus under development by the University of Nevada, Las Vegas. This achievement in hydrogen safety represents a future sales opportunity for our hydrogen fuel cells.

     On September 1, 2000, we moved our sensor production to a new building located at 24832 Avenue Rockefeller, Santa Clarita, California, which will house our advanced sensor development and full scale manufacturing operations. This move represents the second expansion of our sensor division and will include on-site hydrogen production capabilities. Our new facility includes new capabilities that will help us meet the growing demand for hydrogen sensors.

     Fuel Cells. In June 2000, we announced a joint venture agreement with Daido Metal Company, Ltd., a Japanese high volume production manufacturer of precision metal components. During the third quarter of 2000, the joint venture agreement was signed and is now being implemented. Under the agreement, Daido will manufacture and assemble fuel cell products, initially small portable fuel cells ranging from less than one watt to 50 watts. The joint venture will also encompass future production of larger fuel cells for stationary applications.

     During the quarter ended September 30, 2000, we delivered a 3 kW fuel cell to the Electric Power Research Institute (EPRI) PEAC Corporation. EPRI is a leading research and development institute serving major power utilities. To date, EPRI has demonstrated the system to more than 50 energy companies and utilities, including international clients at its laboratories in Knoxville, Tennessee. We have been verbally informed by representatives of EPRI that the Enable fuel cell has performed up to EPRI's expectations.

     During the same quarter, we delivered a 12 watt passive fuel cell to the US Army CECOM. The unit is currently under test and, we are informed verbally, is operating as specified. Also during the third quarter of 2000, four prototype portable lighting systems (systems that integrate a passive fuel cell, hydride hydrogen storage and fuel delivery system in one small package) were delivered to an OEM for evaluation and testing.

                                 RISK FACTORS

     An investment in the shares of our common stock involves a high degree of risk. You should consider carefully the following risk factors as well as the other information set forth in this prospectus before you decide to buy our common stock.

Risks Related to DCH's Operations

We have a history of losses, and we expect losses for the foreseeable future.

     Since our inception in November 1994, we have incurred substantial losses. Our net loss was $3,587,473 for the year December 31, 1999, and $5,331,528 for the nine months ended September 30, 2000. We had an accumulated deficit of $8,618,404 at December 31, 1999 and $13,949,931 at September 30, 2000.

     We anticipate that our expenses relating to developing, marketing and supporting our current and future products will increase substantially in the future. Accordingly, for the foreseeable future we expect to experience additional losses as these increased expenses exceed our total revenues. These additional losses will increase our accumulated deficit.

Our revenues currently depend on one product, the Robust Hydrogen Sensor(TM) line.

     To date, we have generated nearly all of our revenues from one product, the Robust Hydrogen Sensor(TM) line. We expect that the Robust Hydrogen Sensor(TM) group of products will continue to account for a substantial majority of our revenues for the foreseeable future. Currently, five other technologies are under development, including three sensors and two hydrogen fuel cells. Our future financial performance is dependent, in significant part, upon the successful development, introduction and customer acceptance of new and enhanced versions of the Robust Hydrogen Sensor(TM), other hydrogen sensors, our hydrogen fuel cell technologies and related new products that we may develop. We cannot assure you that we will be successful in upgrading the Robust Hydrogen Sensor(TM) or that we will successfully develop new products, or that any new product will achieve market acceptance. For more information on the sources of our revenues, please see the section of our Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Hydrogen sensor and fuel cell technologies are new and evolving technologies, they compete with other gas sensor products and methods of fuel generation, and may not receive widespread acceptance.

     Hydrogen sensor and fuel cell technologies are in their very early stages of development. Like many new technologies, they are characterized by rapidly evolving technological developments, quickly changing marketing and sales strategies, multiple and aggressive market participants, fluctuating demand and uncertain market acceptance for products and services.

     Our hydrogen sensor equipment competes against other gas sensor products that may be more sensitive or more reliable than those we offer. Although the need for hydrogen monitoring devices is increasing as more hazards are identified, many industries that utilize hydrogen may choose not to adopt expensive hydrogen sensing safety systems. In addition, because the adoption of hydrogen monitoring systems by various industries is largely driven by the passage of new regulatory laws by the Occupational Safety and Health Administration and other federal, state and local governing bodies, industries may choose to forgo the advantages of these detection systems until they are required to adopt them. These factors may delay or lessen the demand for our hydrogen sensor products.

     In the hydrogen fuel cell market, businesses and consumers remain uneducated about the benefits of alternative power sources. This lack of understanding may delay the acceptance and penetration of our fuel cell products into markets that have historically been served by traditional fuel sources. Businesses and consumers also have the option of using other methods of alternative fuel generation, including carbonate, phosphoric acid, polymer electrolyte or solid oxide fuel cells systems, as well as traditional fossil fuels (such as oil, gasoline and batteries). These methods may maintain or even increase their acceptance to the detriment of our hydrogen fuel cell technology. We believe that virtually all of the raw materials used in our hydrogen fuel cell products are readily available from a variety of vendors in the United States and Canada.

The loss of the services of one or more of our key personnel or our failure to hire, integrate or retain other qualified personnel could disrupt our business.

     We depend upon the continued services and performance of our executive officers and other key employees, particularly Dr. Johan (Hans) Friedericy, our President; David A. Walker, our Executive Vice President and Chief of Operations; and David P. Haberman, our Chairman and Executive Vice President of Strategic Planning, Technology and Business Development. While we currently carry "key person" insurance on the lives of Messrs. Walker and Haberman, the proceeds of such insurance might not adequately compensate us for the loss of either of them. Competition for qualified personnel in technology, particularly in the fuel cell industry, is intense and we may not be able to retain or hire necessary personnel as a result of the highly specialized nature of our products. In addition, the amount of our limited working capital may impose compensation restrictions on us that make it difficult to attract and hire necessary employees.

Governmental regulation of the hydrogen fuel cell and hydrogen sensor technology may restrict our business.

     Government regulation of the use of hydrogen for industrial applications and fuel cell generation varies greatly from country to country. There is some risk that the United States and other countries will increase their regulation of these technologies in the future. As our products are utilized solely in connection with hydrogen, any new law or regulation pertaining to the commercial use of hydrogen, or the application or interpretation of existing laws, could adversely impact our sales, increase our cost of doing business or otherwise have a material and adverse effect on our business, results of operations and financial condition.

     DCH and our future hydrogen fuel cell manufacturing facilities will also be subject to various federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, handling and disposal of hazardous and potentially hazardous substances and emissions of pollutants into the atmosphere. We believe that we have obtained all necessary government permits and have been in substantial compliance with all of these applicable laws and regulations.

     Since 1991, the National Environmental Protection Act (NEPA) has required that each local Department of Energy procurement office file and have approved by the Department of Energy in Washington, DC, appropriate documentation for environmental, safety and health impacts with respect to procurement contracts entered into by that local office. The costs associated with compliance with environmental regulations may or may not be recovered under existing or future contracts to which we are a party. In addition, contract work may be delayed until such approval is received.

Product defects and product liability claims related to our hydrogen sensors and hydrogen fuel cell products could expose us to significant liability.

     Although we test our products extensively prior to introduction, we cannot assure you that our testing will detect all serious defects, errors and performance problems prior to commercial release of our future products. Any future defects, errors or performance problems discovered after commercial release could result in the diversion of scarce resources away from customer service and product development, lost revenues or delays in customer acceptance of our products and damage to our reputation, which, in each case, could have a material and adverse effect on our business, results of operations or financial condition.

     In addition to the potential for product defects, hydrogen itself is a dangerous element. For example, hydrogen is highly explosive when it reaches concentrations in the air of greater than four percent. The volatility of hydrogen may compromise the safety and effectiveness of our products, which may cause damage to our reputation, result in lost sales and revenues or have other material and adverse effects on our business.

     We have not experienced any product liability claims to date, but we may be subject to such claims in the future. A product liability claim brought against us could have a material and adverse effect on our business, results of operations or financial condition.

We are heavily reliant on third parties for certain components and any delays, defects or other problems in supplying these components could adversely affect our business.

     We are heavily reliant on the ability of Allied Signal, Inc. to manufacture the semiconductor wafer for the Robust Hydrogen Sensor(TM). With the acquisition of Honeywell by Allied Signal, the silicon foundry has been closed. Currently, our CMOS process is accomplished at Silicon Valley Sensors, Inc. in San Jose, California. We have purchased equipment from Honeywell that will enable us to process the new wafers in-house commencing in the fourth quarter of 2000; however, there can be no assurance that our manufacturing efforts will be successful or cost-effective. Our manufacturing partner ICCI fabricates electronic circuit boards for the Robust Hydrogen Sensor(TM). Sensor casing and other hardware are fabricated by various small manufacturers. Although delays in the shipment and receipt of our component parts may occur, historically we have experienced only incidental, short-term delays that tend to occur from time to time in the normal course of business.

     Growth in the volume of orders for our products may strain the capacity of these component suppliers, and delays or other problems with component suppliers could have a material and adverse effect on our business. Although we test the component parts that we receive from our suppliers, we cannot be assured that our components will be completely free of all defects.

The markets for our fuel cell products are at a very early stage of development, are rapidly changing and are characterized by an increasing number of market entrants.

     As is typical for a new and rapidly evolving industry, demand for and market acceptance of recently introduced products are subject to a high level of uncertainty and risk. Acceptance and usage of our fuel cells is dependent on continued growth in use of alternative energy sources by businesses and consumers. Businesses that already have invested substantial resources in traditional or other energy sources may be reluctant to adopt new alternative sources. Individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns. Accordingly, it is not assured that sufficient demand for our products will develop to sustain our business.

     Our products do not provide the exclusive means for accomplishing an objective, and customers may choose alternative means. The markets for hydrogen sensors and fuel cells are intensely competitive, and we expect competition to increase significantly. Many of our competitors have significantly greater financial and other resources than we do, which may enable such competitors to market their products in a manner that achieves commercial success even in the face of technical superiority on the part of our products.

Some of the information in this prospectus contains forward-looking statements.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they:

     -  discuss our expectations about our future performance;

     - contain projections of our future operating results or of our future financial condition; or

     -  state other "forward-looking" information.

     We believe it is important to communicate our expectations to our stockholders. There may be events in the future, however, that we are not able to predict accurately or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our stock could decline and you could lose all or part of your investment.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes. We expect from time to time to evaluate the acquisition of products, businesses and technologies for which a portion of the net proceeds may be used. Currently, however, we do not have any understandings, commitments or agreements with respect to any material acquisitions for which a portion of the net proceeds may be used.

     We currently intend to use the proceeds, as working capital and for general corporate purposes, including possible acquisitions of or investments in complementary businesses, products or technologies.

                         DESCRIPTION OF CAPITAL STOCK

     The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our Articles of Incorporation and our Bylaws are descriptions of the material terms of our securities. We note that our Articles of Incorporation and Bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

     We are authorized to issue 50,000,000 shares of common stock, of which 25,572,616 shares were outstanding at October 31, 2000, and 5,000,000 shares of preferred stock, none of which were outstanding at October 31, 2000. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Description of Common Stock

     The holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of common stock are entitled to dividends when, if and as may be declared by the Board of Directors out of funds legally available therefore. Under the Delaware General Corporations Law, we may declare and pay dividends only out of our surplus, or if there shall be no such surplus, out of our net profits for the fiscal year in which the dividend is declared or the preceding year. In the event of the liquidation, dissolution or winding up of DCH, holders of shares of common stock are entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights to subscribe for any additional securities of any class, which we may issue, nor any conversion, redemption or sinking fund rights. The rights and privileges of holders of common stock are subject to the preferences of any shares of preferred stock that we may issue in the future.

Description of Preferred Stock

     We may issue shares of Preferred Stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the shareholders. Any Preferred Stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of DCH, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of Preferred Stock or the existence of the unissued Preferred Stock may tend to discourage or render more difficult a merger or other change in control of DCH.

     No shares of Preferred Stock are currently outstanding. Our Board of Directors has authorized the designation of Series A Preferred Stock; however, the Series A Preferred Stock has not yet been formally designated with the Delaware Secretary of State or issued. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for our common stock is Holladay Stock Transfer, Inc., in Scottsdale, Arizona.

                             PLAN OF DISTRIBUTION

     We may sell the common stock through underwriters, agents or dealers or directly to purchasers. A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the common stock and the proceeds to us from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth in the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the common stock if any is purchased.

     During and after an offering through underwriters, the underwriters may purchase and sell the common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the common stock they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the common stock in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     We may sell the common stock directly or through agents we designate from time to time. Any agent involved in the offer or sale of the common stock covered by this prospectus will be named, and any commissions payable by us to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are used in any of the sales of common stock covered by this prospectus, we will sell that common stock to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.

     We may sell the common stock directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.

     If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contract will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities

Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

                                 LEGAL MATTERS

     The validity of any common stock offered by this prospectus or any supplement will be passed upon for us by Silicon Valley Law Group, San Jose, California.

                                    EXPERTS

     The consolidated balance sheet as of December 31, 1999 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999, incorporated by reference in this prospectus, have been incorporated in reliance on the report of Lucas, Horsfall, Murphy & Pindroh, LLP, independent certified public accountants, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. As indicated in our Form 8-K filed with the SEC on June 7, 2000, we terminated our relationship with Lucas, Horsfall, Murphy & Pindroh in May 2000 and engaged the services of Moss Adams LLP. The consolidated balance sheet as of September 30, 2000 and the consolidated statement of operations and stockholders' equity for the nine months ended September 30, 2000, incorporated by reference in this prospectus, have been incorporated in reliance on the review of Moss Adams LLP, independent certified public accountants, and are included in reliance upon such review given upon the authority of said firm as experts in accounting and auditing.

                             DCH TECHNOLOGY, INC.


                           Up to 7,000,000 Shares of
                                 Common Stock

                           ________________________

                                  PROSPECTUS
                           ________________________

                             ___________ __, 2000

     PART II  -  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an itemization of various expenses, other than the placement agent fees, underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission Registration Fee........  $ 7,507.50
Accounting Fees and Expenses...............................  $15,000.00
Legal Fees and Expenses....................................  $15,000.00
Miscellaneous..............................................  $ 2,492.50
                                                             ----------
         Total.............................................  $40,000.00


ITEM 15  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its officers and directors against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant's Bylaws also provide that the Registrant will indemnify its executive officers and directors and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

     The Registrant's Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and officers that require the Registrant to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Certificate of Incorporation and Delaware law against expenses, judgments, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprises. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the Registrant maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officers of the Registrant.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.


ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or are incorporated herein by reference:

Exhibit No.         Description
----------          -----------

2.1 Articles of Incorporation of Connection Sports International, Inc., as amended. (1)

2.2                 Bylaws of DCH Technology, Inc., a Colorado corporation (1)

2.3 Certificate of Incorporation of DCH Technology, Inc., a Delaware corporation. (2)

2.4                 Bylaws of DCH Technology, Inc., a Delaware corporation. (2)

3.1 Agreement and Plan of Reorganization, dated May 28, 1997, by and among Connection Sports International, Inc., DCH Technology, Inc., a California corporation, and its shareholders. (1)

3.2                 Specimen certificate for the Registrant's common stock. (1)

5.1                 Legal Opinion of Silicon Valley Law Group*

10.1 License Agreement, dated April 24, 1996, by and between Registrant and Sandia Corporation. (1)(3)

10.2 Limited Exclusive Field of Use Patent License Agreement, dated March 15, 1999, by and between Registrant and The Regents of the University of California. (1)(3)

10.3 Nonexclusive Field of Use Patent License Agreement, dated March 15, 1999, by and between Registrant and The Regents of the University of California. (1)(3)

10.4 LANL Modular CRADA Stevenson-Wydler Cooperative Research and Development Agreement No. LA98C10384, dated October 30, 1998, by and between Registrant and The Regents of the University of California. (1) (3)

10.5 Stevenson-Wydler Cooperative Research and Development Agreement No. ORNL 96-0454, dated September 26, 1996, as amended, by and between Registrant and Lockheed Martin Energy Research Corporation. (1)(3)

10.5(a) Amendment B to Cooperative Research and Development Agreement No. ORNL 96-0454. (1) (3)

10.6 Sole Commercial Patent License Agreement, dated September 26, 1996, by and between Registrant and Lockheed Martin Energy Research Corporation. (1) (3)

10.7 Exclusive License Agreement, effective as of May 15, 1998, by and between Registrant and Simon Fraser University. (1)
                    (3)

10.8 Stevenson-Wydler Cooperative Research and Development Agreement, dated May 6, 1996, as amended, by and between Amerisen and Midwest Research Institute. (1) (3)

10.8(a) Modification Number 3 to Cooperative Research and Development Agreement No. CRD-96-046. (1) (3)

10.9 Agency Agreement, dated January 18, 1999, by and between Registrant and Horiba, Ltd. (1)

10.10 Employment Agreement, dated December 31, 1994, by and between Registrant and David A. Walker. (1)

10.11 Employment Agreement, dated December 31, 1994, by and between Registrant and David P. Haberman. (1)

10.12 Limited Liability Company Operating Agreement, dated July 31, 1998, of Renewable Energies Group LLC. (1)

10.13               Operating Agreement of Infrasol LLC, dated July 31, 1998.
                    (1)

10.14 Standard Industrial/Commercial Multi-Tenant Lease- Gross, dated April 28, 1998, by and between Registrant and Bradmore Realty Investment Company, Ltd. (1)

10.15 Standard Industrial/Commercial Multi Tenant Lease-Gross, dated April 2, 1999, by and between Registrant and Valencia Gardens. (1)

10.16 Lease Agreement, dated as of April 22, 1999, by and between Registrant and Welton Family Limited Partnership. (1)

10.17           Purchase and Sale Agreement and Joint Escrow Instructions. (4)

15.1            Letter from Moss Adams LLP

23.1            Consent of Lucas, Horsfall, Murphy & Pindroh, LLP

23.2            Consent of Silicon Valley Law Group (to be contained in
                Exhibit 5.1)*

23.3            Consent of Moss Adams LLP


*    To be filed by amendment.

(1) Incorporated by reference from Registrant's Registration Statement on Form 10-SB (File No. 000-26957)

(2) Incorporated by reference from Registrant's Proxy Statement for its 2000 Annual Meeting of Stockholders, filed with the Commission on May 9, 2000.

(3) Portions omitted pursuant to a request for confidentiality filed with the Commission.

(4) Incorporated by reference from Registrant's Current Report on Form 8-K, filed with the Commission on June 9, 2000.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of a periodic report pursuant to Section 13 or 15(d) of the Exchange Act containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to rule 424 (b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on December 1, 2000.


                                         DCH  TECHNOLOGY, INC.


                                         /s/ Dr. Johan (Hans) Friedericy
                                         -------------------------------
                                         Dr. Johan (Hans) Friedericy
                                         President


                               POWER OF ATTORNEY

     Know all persons by these presents, that each person whose signature appears below constitutes and appoints David A. Walker and Ronald Ilsley, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                                    DATE
-------------------------------        ------------------------------           ----
/s/ Dr. Johan (Hans) Friedericy        President, Director, and                 December 1, 2000
-------------------------------
Dr. Johan (Hans) Friedericy            Chief Executive Officer


/s/ Ronald Ilsley                      Vice President, Finance and              December 1, 2000
-----------------
Ronald Ilsley                          Chief Financial Officer
                                       (principal accounting officer)


/s/ David P. Haberman                  Chairman, Executive Vice                 December 1, 2000
---------------------

David P. Haberman             President and Director


/s/ David A. Walker           Executive Vice President      December 1, 2000
----------------------        Operations and Director
David A. Walker

/s/ Daniel Teran              Director                      December 1, 2000
----------------------
Daniel Teran

/s/ Mark Lezell               Director                      December 1, 2000
----------------------
Mark Lezell

/s/ Robert S. Walker
----------------------        Director                      December 1, 2000
Robert S. Walker

__________________            Director                      December 1, 2000
Raymond N. Winkel